-----------                                                                                          -----------------------------
  FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION             |         OMB APPROVAL        |
-----------                                           Washington, D.C. 20549                        |                             |
                                                                                                    | ----------------------------|
[ ] Check this box if                                                                               |                             |
    no longer subject                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number:    3235-0287     |
    to Section 16.             Filed pursuant to Section 16(a) of the Securities Exchange Act of    |Expires:  December 31, 2001  |
    Form 4 or Form 5            1934, Section 17(a) of the Public Utility Holding Company Act of    |Estimated average burden     |
    obligations may                1935 or Section 30(f) of the Investment Company Act of 1940      |hours per response ......0.5 |
    continue.                                                                                        -----------------------------
    See instruction 1(b)

(Print or Type Responses)
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                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6. Relationship of Reporting
                                              |                                              |     Person(s) to Issuer
                                              |    Rheometric Scientific, Inc. (OTCBB-RHEM)  |     (Check all applicable)
                                              |--------------------------|-------------------|
                                              |                          |                   |
                                              | 3.  IRS Identification   |4. Statement for   |      __ Director     X  10% Owner
      Magida,        Stephen           A.     |     Number of Reporting  |    Month/Year     |      X  Officer      __ Other
----------------------------------------------|     Person, if an entity |                   |         (give title     (specify
      (Last)         (First)        (Middle)  |     (Voluntary)          |                   |          below)          below)
                                              |                          |                   |
                                              |                          |   January 2001    |             Secretary
      105 Harbor Drive, Suite 125             |                          |                   |         ------------------
----------------------------------------------|                          |                   |
                     (Street)                 |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
                                              |                          |   (Month/Year)    | X  Form filed by One Reporting Person
                                              |                          |                   | __ Form filed by More than One
     Stamford,          CT           06902    |                          |                   |    Reporting Person
----------------------------------------------|------------------------------------------------------------------------------------
                                              |
     (City)           (State)        (Zip)    | Table I -- Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned
                                              |
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1.   Title of Security    | 2. Trans- |3. Trans-   | 4. Securities Acquired (A)     |5. Amount of     |6. Ownership  | 7. Nature of
     (Instr. 3)           |    action |   action   |    or Disposed of (D)          |   Securities    |   Form:      |    Indirect
                          |    Date   |   Code     |                                |   Beneficially  |   Direct (D) |    Bene-
                          |           |            |                                |   Owned at      |   or Indrect |    ficial
                          |           |            |                                |   End of Month  |   (I)        |    Ownership
                          |   (Month/ | (Instr. 8) |     (Instr. 3, 4 and 5)        |                 |              |
                          |    Day/   |---------------------------------------------|                 |              |
                          |    Year)  |      |     |              |(A)or|           |                 |              |
                          |           | Code |  V  |    Amount    |(D)  |  Price    | (Instr. 3 and 4)|   (Instr. 4) |   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              | 1/2/2001  |   P  |     |      9,000   |   A |  $3.9826  |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              | 1/3/2001  |   P  |     |      9,000   |   A |  $4.2257  |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              | 1/4/2001  |   P  |     |     12,000   |   A |  $4.8438  |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              | 1/5/2001  |   P  |     |     10,000   |   A |  $6.2781  |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              | 1/8/2001  |   P  |     |      8,500   |   A |  $5.7353  |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              | 1/9/2001  |   P  |     |      7,000   |   A |  $6.4062  |       145,500   |        I     |     (2)
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              |           |      |     |              |     |           |    11,606,000   |        I     |     (1)
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
                          |           |      |     |              |     |           |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
                          |           |      |     |              |     |           |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
                          |           |      |     |              |     |           |                 |              |
------------------------------------------------------------------------------------------------------------------------------------


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one person, see Instruction 4(b)(v).                                                   (over)


FORM 4 (Continued)                Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                             (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of   |2.(Conver-|3.Trans-|4.Trans-|5.Number of      |6.Date Exer-   |7.Title and   |8.Price |9.Number  |10.Owner-|11.Nature
   Derivative |  sion or |  action|  action|  Derivative     |  cisable      |  Amount of   |  of    | of deriv-| ship    |of
   Security   |  Exercise|  Date  |  Code  |  Securities     |  and          |  Underlying  |  Deri- | ative    | Form of |Indirect
   (Instr. 3) |  Price of|        |(Instr. |  Acquired       |  Expiration   |  Securities  |  vative| Securi-  | Deriva- |Benefi-
              |  Deriv-  |        | 8)     |  (A) or Dis-    |  Date         |  (Instrs. 3  |  Secu- | ties     | tive    |cial
              |  ative   |        |        |  posed of (D)   | (Month/Day/   |   and 4)     |  rity  | Benefi-  | Secu-   |Owner-
              |  Security| (Month/|        |                 |  Year)        |              | (Instr.| cially   | rity:   |ship
              |          |  Day/  |        |(Instrs. 3, 4,   |               |              |  5)    | Owned    | Direct  |(Instr.4)
              |          |  Year) |        | and 5)          |               |              |        | at End   | (D) or  |
              |          |        |        |                 |------------------------------|        | of Month | indirect|
              |          |        |        |                 |Date  |Expira- |      |Amount |        |(Instr. 4)| (I)     |
              |          |        |        |                 |Exer- |tion    |Title |or     |        |          |(Instr.4)|
              |----------------------------------------------|cisa- |Date    |      |Number |        |          |         |
              |          |        |    |   |          |      |ble   |        |      |of     |        |          |         |
              |          |        |    |   |          |      |      |        |      |Shares |        |          |         |
              |          |        |Code| V |    (A)   | (D)  |      |        |      |       |        |          |         |
------------------------------------------------------------------------------------------------------------------------------------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1)   These 11,606,000 shares of Common  Stock are  beneficially owned  directly by  Andlinger Capital XXVI LLC ("Andlinger  Capital
      XXVI"). The Gerhard R. Andlinger  Intangible Asset Management Trust (the "Trust") is the majority Member of  Andlinger Capital
      XXVI.  Mr. Magida may be deemed to beneficially own such shares indirectly in his capacity as Manager and  Member of Andlinger
      Captial  XXVI  and  as  trustee  under the Trust.  This  Statement  shall not be  deemed an admission that Mr. Magida  is a beneficial owner of such securities.

(2)   These 145,500 shares of Common Stock are  beneficially owned  directly by the Trust.  Mr. Magida may be deemed to  benefically own such shares  indirectly in his capacity as trustee under the Trust.  This Statement shall not be deemed an  admission that
      Mr. Magida is a beneficial owner of such securities.


                                                                                 /s/ Stephen A. Magida              February 6, 2001
**    Intentional misstatements or omissions of facts constitute                --------------------------------    ----------------
      Federal Criminal Violations                                               ** Signature of Reporting Person           Date
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently valid OMB Number.                     Page 2


